Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING
FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-58598 and 333-126781) and Form S-3 (Nos. 333-112068, 333-93885, 333-87415, 333-76771, 333-45200, 333-76056 and 333-64606) of RailAmerica, Inc. of our report dated March 15, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Miami, FL
March 15, 2006